January 18, 2000

Mr. Gary R. Anderson
1604 Foothills Drive South
Golden, Colorado 80401

RE:   Retention Agreement

Dear Gary:

You have agreed to remain an employee of Storage Technology Corporation ("StorageTek" or the "Company") through at least March 31, 2001. In consideration of your willingness to stay with the Company until at least March 31, 2001, this letter will confirm our agreement concerning the possible termination of your employment with StorageTek on that date. In that regard, this letter will define the terms of your severance under this Retention Agreement (the "Retention Agreement") and your Executive Employment Agreement dated September 30, 1999 (the "Employment Agreement") at the date of your termination (the "Termination Date"). This Retention Agreement supersedes all previous oral and written agreements regarding your employment with StorageTek, including the understanding that the terms and conditions of this Retention Agreement, to the degree that they may conflict with the terms and conditions of your Employment Agreement, shall in all cases supersede the terms of the Employment Agreement, which agreement shall, unless otherwise stated herein, remain in full force and effect.


      REPORTING RELATIONSHIP AND DUITES: During your period of continued employment with the Company, you will remain a Corporate Vice President. Although it is envisioned that in such capacity you will report to the CEO, this reporting relationship may be changed at any time by the Company. You further understand that your present and future duties and responsibilities could also be substantially changed by the Company. It is further understood and agreed by you that such changes will not, in combination or in and of themselves, constitute and Involutary Termination under the terms of the Employment Agreement.

      GOALS AND OBJECTIVES: During your period of continued employment with the Company you have agreed to focus on: (i) assisting in defining and implementing the on-going corporate restructuring, (ii) assisting in the continued refinement and implementation of corporate-wide cost reductions,
      (iii) helping to improve the cycle time for implementing business processes improvements, (iv) working to enhance supply chain management
      (SLM) efficiencies, and (v) such other tasks as may be reasonably requested of you, from time-to-time, by the Board of Directors, the CEO, President or COO as the case may be.

      SEPARATION: After your successful participation in the attainment of the objectives stated above, and your continued employment through the Termination Date, the Company will pay, within 30 days of the Termination Date, a separation payment to you equal to: (i) one and one-half times your then current annual salary, and (ii) one and one-half times your then current target annual MBO bonus. Additionally, all of your outstanding and unvested stock options will vest on the Termination Date (according to the terms of your Stock Option Agreements and the Company's 1995 Stock Option
      Plan) and the Company's right to repurchase any of your previously granted restricted stock will terminate. Pursuant to the terms of StorageTek's Stock Option Plan, you will have 90 days from the Termination Date to exercise all of your vested options.

      NO ADVERSE COMMENT: You agree that during your employment with the Company through the Termination Date and for at least one year following the Termination Date, you will not, except as specifically required by law or court process or consented to in writing by the Company, (a) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including any communication concerning information that related to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates) under the circumstances in which there is a reasonable possibility that such information might be publicly reported or disclosed or otherwise made available to third parties (regardless of whether the communication of such information is intended to have or cause that result is within your control), or (b) provide to any person (other than your attorney or accountant) or entity any information that concerns or related to the negotiations or circumstances leading to the execution of this Retention Agreement.

      NON-SOLICITATION PROVISIONS: Per the terms of Section 8 of your Employment Agreement, you confirm that during the two-year period commencing with the Termination Date, you will not, directly, or indirectly, hire, solicit, or encourage any then-current Company employees to apply for employment with any person or entity (a) with which you are (or intend to be) employed,
      (b) by whom you or an entity in which you are employed or have a financial interest is engaged as a consultant, recruited, independent contractor or otherwise, or (c) in which you further covenant and agree that you will not provide to any other person or entity the names of any person who is then employed by the Company.

      NON-COMPETE PROVISIONS: Per the terms of Section 8 of your Employment Agreement, you confirm that for a period of eighteen months from the Termination Date that you will not, either directly or indirectly, engage in any activity in competition with any product or service of the Company (said competitive activities to be determined and identified at the reasonable discretion of the Company), or harmful or contrary to the best interest of the Company, including accepting employment with or serving as a consultant to any entity that is in competition with the Company. Per
      Section 8, those companies deemed to be competitors to StorageTek will be identified at the time of your termination.

      EARLY TERMINATION: In the event of your Involuntary Termination, prior to the Termination Date, the Company will pay you the separation pay and benefits identified above at the time of your termination, provided that you sign the Settlement and Release Agreement attached as Exhibit A to your Employment Agreement. During the period of your employment with the Company, all other terms of your employment as stated in your Employment Agreement, including the "Change in Control" and termination for "Cause" provisions will remain in effect through the Termination Date. If you voluntarily terminate your employment with the Company before the Termination Date, then you will not be entitled to receive any of the separation benefits set forth in this Retention Agreement.

      EMPLOYMENT EXTENSION: Should you and the Company reach an agreement on or before the Termination Date whereby you would remain an employee of the Company beyond the Termination Date, then you and the Company will enter into a new employment agreement at that time. The terms and conditions of that new employment agreement will then supersede the terms and conditions of both this Retention Agreement and the Employment Agreement.

      SETTELMENT AND RELEASE: The payments recited in this Retention Agreement are contingent upon your execution and delivery to the Company a Settlement and Release Agreement substantially in the form attached as Exhibit A to your Employment Agreement.

      NONDISCLOSURE: Unless otherwise required to do so by law, subpoena or court order, you will not in any way communicate or discuss the terms of this Retention Agreement or the circumstances of its execution with any person, other than your attorneys or authorized Company personnel, said personnel to be explicitly designated by the Company's President and CEO. You understand that this nondisclosure provision applies particularly to current and former employees of the Company and the Company's customers, clients and vendors.

      Please sign both copies of this letter below, indicating your acceptance, and return one copy for our files.

Accepted and Agreed:                            Very truly yours,
                                          STORAGE TECHNOLOGY CORP.


--------------------------                      ------------------------------
GARY R. ANDERSON                          David E. Weiss
                                          Chairman, President and
                                          Chief Executive Officer